Exhibit 10.8

April 3, 2012

George T. Gamble 1991 Trust
c/o G. Thomas Gamble, Trustee
P.O. Box 128
Oakville, CA 94562

Re:           ORRI Payment Deferral

Dear Tom:

On March 30, 2012, Tri-Valley Corporation (“Tri-Valley”) and the George T. Gamble 1991 Trust (the “Gamble Trust”), being the holder of all three Existing Notes, entered into a Senior Secured Note and Warrant Purchase Agreement (the “Purchase Agreement”), pursuant to which the parties cancelled the Existing Notes in exchange for a new Senior Secured Note in aggregate principal amount of $3,298,309.84 (which includes interest accrued through March 1, 2012), due April 30, 2013 (the “Senior Secured Note”), plus a Warrant to purchase 3,000,000 shares of Common Stock, at an exercise price equal to $0.19 per share. Capitalized terms used in this letter without definition have the respective meanings ascribed thereto in the Purchase Agreement.

Reference is hereby made to the Assignment of Overriding Royalty Interest, dated as of March 30, 2012 (the “Assignment”), executed by Tri-Valley Oil & Gas Co. (“TVOG”) in favor of the Gamble Trust, pursuant to which, as an inducement to the Gamble Trust to provide longer-term funding to Tri-Valley, TVOG assigned to the Gamble Trust, in perpetuity, the following overriding royalty interests (collectively, the “Assigned ORRIs”): (i) 2.0% of its overriding royalty interests on the Claflin lease, (ii) 1.0% of its overriding royalty interests with respect to all of the other leases (besides the Claflin lease) described on Exhibit A attached to the Assignment, and (iii) 1.0% of its overriding royalty interests on any other currently held or hereafter acquired lease within the area of mutual interest specified therein.  The parties desire to provide that payment of the overriding royalties due under the Assigned ORRIs will not commence until after all Obligations under the Senior Secured Note are paid in full.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree that the payment of overriding royalties payable to the Gamble Trust under the Assigned ORRIs will not commence until after all Obligations under the Senior Secured Note are paid in full (the “Payoff Date”).  Once all Obligations are paid in full, TVOG shall commence payment of the overriding royalties payable under the Assigned ORRIs, as follows: (i) all overriding royalties that have accrued from April 1, 2012 through the Payoff Date under the Assigned ORRIs shall be paid by TVOG to the Gamble Trust by no later than the fifth (5th) business day following the Payoff Date; and (ii) all overriding royalties that are earned under the Assigned ORRIs after the Payoff Date shall be paid within net thirty (30) days after the month during which the applicable production occured.

This letter shall be construed in connection with and as part of the Assignment and each other applicable Transaction Document, and all terms, conditions, and covenants set forth in the Assignment and each other applicable Transaction Document, as applicable, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

To acknowledge your acceptance of the terms of this letter, please so indicate in the space provided below.

Sincerely,

Tri-Valley Oil & Gas Co.

By:	/s/ Maston N. Cunningham
Maston N. Cunningham, President
and Chief Executive Officer

Tri-Valley Corporation

By:	/s/ Maston N. Cunningham
Maston N. Cunningham, President
and Chief Executive Officer

Accepted and agreed as of the date first above written:

GEORGE T. GAMBLE 1991 TRUST

By:	/s/ G. Thomas Gamble
G. Thomas Gamble, Trustee